Exhibit 99.1

Synthetic Biologics Announces First Six Participants Dosed in Phase 1a Clinical Trial of SYN-020 Intestinal Alkaline Phosphatase

A Multiple-Ascending Dose Study is on Track to Begin in Q3 2021

Phase 1 Clinical Program Intended to Support Development of SYN-020 in Multiple Indications,

Including Treatment of Celiac Disease, Non-Alcoholic Fatty Liver Disease and Age-Related Metabolic

and Inflammatory diseases

Rockville, MD, April 1, 2021 – Synthetic Biologics, Inc. (NYSE American: SYN), a diversified clinical-stage company leveraging the microbiome to develop therapeutics designed to prevent and treat gastrointestinal (GI) diseases in areas of high unmet need, today announced that enrollment has commenced and six study participants were dosed in a Phase 1a single-ascending dose clinical trial of SYN-020 intestinal alkaline phosphatase (“IAP”).

SYN-020 is a recombinant bovine IAP formulated for oral delivery to the small intestine. The published literature indicates that IAP functions to diminish intestinal inflammation, tighten the gut barrier to diminish “leaky gut,” and promote a healthy microbiome. Despite its broad therapeutic potential, a key hurdle to commercialization has been the high cost of IAP manufacture. Synthetic Biologics has overcome this hurdle and has the ability to produce SYN-020 at a scale and cost viable for clinical and commercial development.

“We are excited about the initiation of this clinical study which is an important milestone in furthering the clinical development of SYN-020,” said Steven A. Shallcross, Chief Executive and Financial Officer. “We believe SYN-020 has enormous potential to help address a considerable unmet need for innovative new therapies targeting GI disorders stemming from immune and inflammatory responses, including celiac disease, non-alcoholic fatty liver disease, as well as age-related metabolic and inflammatory diseases. In the U.S. alone, prevalent cases of celiac disease are expected to increase to 4.3 million by 2023, representing a significant market opportunity for a highly differentiated product such as SYN-020. We look forward to announcing topline results from this study as well as commencing a multiple-ascending dose study of SYN-020 anticipated during the third quarter of 2021.”

The Phase 1a study, which is now underway at Spaulding Clinical Research, LLC of West Bend, WI, is designed to evaluate safety, tolerability and pharmacokinetics of four single-ascending doses of oral SYN-020 in healthy volunteers. In all, up to 24 healthy adult volunteers will be enrolled into four cohorts that will run sequentially, all of which will receive oral SYN-020. During the third quarter of 2021, a topline data readout is expected to be reported and a multiple-ascending dose study of SYN-020 is planned to begin.

About Synthetic Biologics, Inc.

Synthetic Biologics, Inc. (NYSE American: SYN) is a diversified clinical-stage company leveraging the microbiome to develop therapeutics designed to prevent and treat gastrointestinal (GI) diseases in areas of high unmet need. The Company’s lead candidates are: (1) SYN-004 (ribaxamase) which is designed to degrade certain commonly used intravenous (IV) beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent (a) microbiome damage, (b) Clostridioides difficile infection (CDI), (c) overgrowth of pathogenic organisms, (d) the emergence of antimicrobial resistance (AMR), and (e) acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients, and (2) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Synthetic Biologics' website at www.syntheticbiologics.com.

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This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and includes statements regarding the SYN-020 Phase 1 trial supporting development of SYN-020 in multiple indications, SYN-020 having the potential to help address a considerable unmet need for innovative new therapies targeting GI disorders stemming from immune and inflammatory responses, including celiac disease, non-alcoholic fatty liver disease, as well as age-related metabolic and inflammatory diseases, the expected increase in the number of celiac disease in the U.S., announcing topline results from the SYN-020 study as well as commencing a multiple-ascending dose study of SYN-020 during the third quarter of 2021 and the intended benefits to be derived from SYN-004 and SYN-020. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, Synthetic Biologics' ability to develop SYN-020 in multiple indications, the ability to announce topline results from the SYN-020 study as well as commencing a multiple-ascending dose study of SYN-020 during the third quarter of 2021, the ability to continue to comply with continued listing requirements of the NYSE American, the ability of its product candidates to demonstrate safety and effectiveness, as well as results that are consistent with prior results, Synthetic Biologics' clinical trials continuing and/or beginning enrollment as expected, a failure to receive the necessary regulatory approvals for commencement of clinical trials and commercialization of Synthetic Biologics' therapeutics, including approval of proposed trial designs, a failure of Synthetic Biologics' clinical trials, and those conducted by investigators, for SYN-004 and SYN-020 to be commenced or completed on time or to achieve desired results and benefits, a failure of Synthetic Biologics' clinical trials to continue enrollment as expected or receive anticipated funding, a failure of Synthetic Biologics to successfully develop, market or sell its products, Synthetic Biologics' inability to maintain its material licensing agreements, or a failure by Synthetic Biologics or its strategic partners to successfully commercialize products, Synthetic Biologics’ ability to achieve acceptance of its product candidates in the marketplace and the successful development, marketing or sale of Synthetic Biologics' products by competitors that render Synthetic Biologics' products obsolete or non-competitive, the continued maintenance and growth of Synthetic Biologics' patent estate, Synthetic Biologics becoming and remaining profitable, Synthetic Biologics' ability to obtain or maintain the capital or grants necessary to fund its research and development activities, a loss of any of Synthetic Biologics' key scientists or management personnel and other factors described in Synthetic Biologics' Form 10-K for the year ended December 31, 2020 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and Synthetic Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Synthetic Biologics, Inc. (Corporate and Investors)

Vincent I. Perrone, Director Corporate Communication, (240) 660-2000, info@syntheticbiologics.com

Ogilvy (Media)

Gregory Kelley, Senior Vice President, (404) 836-2302, gregory.kelley@ogilvy.com

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